UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2017

Voya Insurance and Annuity Company

(Exact name of registrant as specified in its charter)

IOWA	333-203647, 333-203648, 333-203649, 333-203650, 333-203651, 333-196392	#41-0991508
(State of Incorporation)	(Commission File Numbers)	(IRS Employer Identification Number)

1475 Dunwoody Drive, West Chester, PA 19380-1478

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 610-425-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.01	Changes in Control of Registrant

On December 20, 2017, Voya Financial, Inc. (“Voya Financial”), the parent company of Voya Insurance and Annuity Company (the “Registrant”), entered into a Master Transaction Agreement (the “Agreement”) with VA Capital Company LLC, a newly formed Delaware limited liability company (“VA Capital”), and Athene Holding Ltd., a Bermuda limited company (“Athene”), pursuant to which VA Capital will acquire certain of Voya Financial’s assets, including all of the shares of capital stock of the Registrant, an Iowa domiciled life insurance company.

VA Capital is an insurance holding company formed by affiliates of Apollo Global Management LLC (“Apollo”) and Athene (collectively, the “Sponsors”). Reverence Capital Partners, L.P. and Crestview Advisors, L.L.C. are also investors in VA Capital, along with Voya Financial, which is acquiring a 9.9% equity interest in VA Capital. In addition, after the closing, affiliates of Voya Financial will continue to own surplus notes issued by the Registrant in an aggregate principal amount of $350 million.

The purchase price for the Registrant is based on its capital at closing, after giving effect to certain restructuring and other pre-sale transactions, including the reinsurance of the fixed and fixed indexed annuity business of the Registrant and an affiliated insurance company to affiliates of Athene. Voya Financial expects to realize approximately $1.1 billion in value from the transaction, which includes the benefit of a $400 million ceding commission paid by Athene for Voya Financial’s fixed and fixed indexed annuities business. Giving effect to certain assets that are not liquid today as well as expected transaction, restructuring and other costs, upon closing of the transaction Voya Financial expects immediately deployable capital of more than $500 million, which is subject to change until closing.

Under the terms of the Agreement, the Registrant will, prior to the closing of the transaction, transfer out-of-scope businesses and assets to other affiliates of Voya Financial, including its life insurance and employee benefits businesses, and will recapture the portion of its variable annuity business that is currently ceded to an affiliated reinsurer. There will also be other inter-company transfers of assets into and out of the Registrant prior to the closing.

In connection with the closing, Voya Investment Management, LLC (“Voya IM”), will enter into one or more agreements to perform asset management services for the Registrant and its affiliates, which will rebrand as “Venerable” as part of the transaction. As part of the agreement, Voya IM will serve as the preferred asset management partner for Venerable. Voya IM will – for a minimum of five years following the closing of the transaction – manage approximately $10 billion of general account assets under management (AUM). Voya IM also will continue to manage the funds platform associated with the variable annuities business, representing approximately $22 billion of AUM as of Sept. 30, 2017.

The transaction is expected to close in the second or third quarters of 2018. The consummation of the closing under the Agreement is subject to the conditions specified in the Agreement, including the receipt of required regulatory approvals, and conditions that would allow any party not to close based on the amount of capital it would be required to fund in connection with the closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Voya Insurance and Annuity Company (Registrant)

Date: December 27, 2017	/s/ Samantha L. Dow
Name: Samantha L. Dow
Title: Assistant Secretary